Exhibit 99.1

Contact: Pam Scott

Red Lion Hotels Corporation

509-777-6393 (d)

509-570-4610 (c)

Pam.Scott@redlion.com

www.RedLion.com

Red Lion Hotels Names Julie Shiflett

as Chief Financial Officer

Spokane, WA, August 31, 2011 – Red Lion Hotels Corporation (NYSE: RLH) has named Julie Shiflett as Executive Vice President and Chief Financial Officer effective September 1. Shiflett has been with Red Lion Hotels since October 2010 when she was hired under a contract to serve as Vice President of Finance.

“Julie has played a key role in our strategic repositioning over the past several months,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “Having worked for both privately and publicly held companies in key financial roles, Julie brings established banking relationships and investor relations experience. She is an effective leader and her results-oriented style is exactly what Red Lion needs at this juncture.”

Shiflett is a principal of NW CFO, a financial consulting company she founded in 2008 which assists emerging and mid-market companies with activities including strategic planning, forecasting, and recapitalization. She served as Chief Financial Officer of Signature Genomic Laboratories in Spokane, Washington, from February 2009 to July 2010. Prior to that, Shiflett was Vice President and Chief Financial Officer of Columbia Paint and Coatings from August 2006 to January 2009 and Vice President of Finance and Administration of Riley Creek Lumber Company from February 2001 to July 2006. Her accounting career began at Coopers & Lybrand in Spokane.

Shiflett replaces Dan Jackson whose last day at Red Lion Hotels Corporation was August 31.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale hotels under its Red Lion® brand. As of June 30, 2011, the RLH hotel network was comprised of 44 hotels located in eight states and one Canadian province, with 8,457 rooms and 424,387 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company’s website at www.redlion.com.